Exhibit 6.19

PACASO INC.

THIRD AMENDMENT TO 2020 STOCK OPTION PLAN

THIS THIRD AMENDMENT TO 2020 STOCK OPTION PLAN (this “Amendment”) of Pacaso Inc. (the “Company”) is dated as of February 24, 2023. Capitalized terms otherwise not defined in this Amendment shall have the definitions ascribed to them in the Company’s 2020 Stock Option Plan (the “Plan”).

NOW, THEREFORE, the Plan shall be amended as follows in accordance with Section 15 of the Plan:

1. Section 3 of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

3. Shares Available. Subject to adjustment as provided in Section 7 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan shall not exceed 24,746,282 Shares, any or all of which may be issued under Incentive Stock Options. Such shares may be treasury shares or shares of original issue or a combination of the foregoing. Subject to Sections 7 and 15(e) hereof, Shares subject to Awards that are cancelled, forfeited, settled in cash, used to pay withholding obligations or pay the exercise price of an Option or that expire by their terms at any time will again be available for grant and issuance in connection with other Awards.

2. Except as herein amended, the terms and provisions of the Plan, as amended, shall remain in full force and effect as originally adopted and approved.

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IN WITNESS WHEREOF, the undersigned hereby certifies that this Third Amendment to 2020 Stock Option Plan was duly adopted by the Board of Directors and Stockholders of the Company, effective as of the date first above written.

Pacaso Inc.

By:	/s/ Austin Allison
Name:	Austin Allison
Title:	Chief Executive Officer